Exhibit 10.21

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 21st day of June, 2012, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of June 6, 2011 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 3366 North Torrey Pines Court, San Diego, California (the “Building”).

B. By this First Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 1,805 rentable square feet on the second (2nd) floor of the Building and commonly known as Suite 225 (the “Existing Premises”), as more particularly described in the Lease.

2. Expansion of the Existing Premises; Expansion Commencement Date.

2.1. Expansion Space. That certain space commonly known as Suite 230 and located on the second (2nd) floor of the Building containing approximately 994 rentable square feet as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “Expansion Space.”

2.2. Expansion Commencement Date. Effective as of July 1, 2012 (“Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space. Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space. Landlord and Tenant hereby stipulate and agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of square feet leased by Tenant in the Building to a total of 2,799 rentable square feet. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3. Expansion Space Term. The term of the Tenant’s Lease of the Expansion Space shall commence as of the Expansion Commencement Date and shall expire on August 31, 2012. The period from the Expansion Commencement Date through August 31, 2012 shall be referred to herein as the “Expansion Space Term.”

4. Monthly Basic Rent for the Expansion Space. Effective as of the Expansion Commencement Date, Tenant shall pay, as Monthly Basic Rent for the Expansion Space, an amount equal to Three Thousand Four Hundred Ninety-Eight and 88/100 Dollars ($3,498.88) per month.

5. Tenant’s Percentage and Base Year. Notwithstanding anything to the contrary in the Lease, commencing as of the Expansion Commencement Date and continuing throughout the Expansion Space Term, Tenant’s Percentage shall be 7.33%. The Base Year for the Expansion Space shall be the calendar year 2012. The Base Year for the Existing Premises shall remain the calendar year 2011.

6. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.

7. Parking. Effective as of the Expansion Commencement Date, Tenant shall be entitled to an additional three (3) unreserved, uncovered parking spaces. Tenant’s use of such additional parking spaces shall be subject to all of the terms and provisions of the Lease.

8. Condition of the Expansion Space and Existing Furniture. Tenant hereby agrees to accept the Expansion Space in its “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space. Tenant acknowledges and agrees that there exists in the Expansion Space certain furniture owned by Landlord; such furniture shall remain the property of Landlord and Landlord may elect to remove the same at any time in Landlord’s sole discretion. Tenant agrees to keep such furniture in good condition.

9. Security Deposit. Tenant has previously deposited with Landlord Six Thousand Eight Hundred Four and 85/100 Dollars ($6,804.85) as a Security Deposit under the Lease. Concurrently with Tenant’s execution of this First Amendment, Tenant shall deposit with Landlord an additional One Thousand Seven Hundred Fifty Dollars ($1,750.00) (“Additional Deposit”), for a total Security Deposit under the Lease, as amended herein, of Eight Thousand Five Hundred Fifty-Four and 85/100 Dollars ($8,554.85). Landlord shall continue to hold the Security Deposit (as increased herein) in accordance with the terms and conditions of Section 5 of the Lease; provided, however, that Landlord shall return the Additional Deposit to Tenant within thirty (30) days after the Expansion Space Term so long as Tenant is not then in default under the Lease and has not been in default during the Expansion Space Term.

10. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

11. Signing Authority. Each individual executing this First Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this First Amendment and that each person signing on behalf of Tenant is authorized to do so.

12. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC, a Delaware limited liability company Its Non-Member Manager

	By:	Mullrock 3, LLC, a Delaware limited liability company Its Sole Member

		By:	Muller-Rock 3, LLC, a California limited liability company Its Managing Member

			By:	/s/ Stephen J. Muller
			Name:	Stephen J. Muller
			Title:	Managing Member

“TENANT”	AUSPEX PHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/ Lawrence C. Fritz
		Print Name:	Lawrence C. Fritz
		Print Title:	President & CEO

By:
Print Name:
Print Title:

EXHIBIT “A”

EXPANSION SPACE